Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-136987

PROSPECTUS SUPPLEMENT DATED DECEMBER 4, 2006
TO
PROSPECTUS DATED OCTOBER 27, 2006

OPEN ENERGY CORPORATION

This prospectus supplement should be read in conjunction with our prospectus dated October 27, 2006, and in particular “Risk Factors” beginning on page 5 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K/A of Open Energy Corporation, filed with the Securities and Exchange Commission on December 2, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2006

OPEN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

514 Via De La Valle, Suite 200, Solana Beach, CA 92075
(Address of principal executive offices, including zip code)

(858) 794-8800
(Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This report on Form 8-K/A supplements our Form 8-K filed on November 29, 2006, to provide additional information about our independent registered auditor’s merger with another accounting firm.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On November 29, 2006, Open Energy Corporation (the “Company”) filed a Form 8-K reporting that the Company was informed on November 21, 2006 by its independent registered public accounting firm, f/k/a Peterson & Co., LLP (“Peterson”), that on November 15, 2006 Peterson had consummated a merger with Squar, Milner, Miranda & Williamson, LLP (“Squar”), a Newport Beach, California accounting firm that is also registered with the Public Company Accounting Oversight Board (United States). Such 8-K reported that the post-merger firm, named Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner Peterson”), succeeded Peterson as the Company’s independent registered auditor.

Although neither the Company’s audit committee nor board of directors recommended or approved a dismissal of Peterson, the November 15, 2006 merger of Peterson with Squar effectively constituted a resignation of Peterson as the Company’s accountant as of such date. Effective November 15, 2006, Squar Milner Peterson became our new independent registered public accounting firm.

The report of Peterson on the Company’s consolidated financial statements as of and for the year ended May 31, 2006 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal year ended May 31, 2006, and during the period from June 1, 2006 to September 30, 2006, there were no disagreements with Peterson on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to Peterson's satisfaction, would have caused Peterson to make reference to the subject matter of such disagreements in connection with its report.

Prior to the filing of this Current Report on Form 8-K/A, we provided Peterson with a copy of the disclosure set forth in this Item 4.01and requested that they furnish us a letter, addressed to the Securities and Exchange Commission, stating whether they agree with the disclosure set forth in this Item 4.01. We file a copy of such letter herewith.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

16.1	Letter from Peterson & Co., LLP to the Securities and Exchange Commission, dated December 1, 2006. Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

Date: December 1, 2006	By:	/s/ Cheryl J. Bostater

Name: Cheryl J. Bostater Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.   Description

16.1	Letter from Peterson & Co., LLP to the Securities and Exchange Commission, dated December 1, 2006. Filed herewith.

Exhibit 16.1

December 1, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We are the former independent auditors for Open Energy Corporation (the “Company”). We have read the Company’s current report on Form 8-K/A, dated December 1, 2006, and are in agreement with the statements regarding our firm as included in Item 4.01 of this form. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Peterson & Co., LLP

PETERSON & CO., LLP